FOR IMMEDIATE RELEASE

For further information contact: James C. Hagan, President & CEO Leo R. Sagan, Jr., CFO 413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter and Nine Months Ended September 30, 2009 and Declares Regular and Special Dividends

Westfield, Massachusetts, October 28, 2009:  Westfield Financial, Inc. (the “Company”) (NASDAQ:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.2 million, or $0.04 per basic and diluted share, for the quarter ended September 30, 2009, compared to $2.0 million, or $0.07 per basic and diluted share, for the same period in 2008.  For the nine months ended September 30, 2009, net income was $3.5 million, or $0.12 per basic and diluted share, compared to $6.0 million, or $0.20 per basic and diluted share for the same period in 2008.

The decrease in earnings for both periods was mainly the result of a net loss on sales of securities, an increase in noninterest expense, primarily due to increases in salaries and benefits, along with Federal Deposit Insurance Corporation (“FDIC”) insurance expense, and an increase in the provision for loan losses.

The three and nine months ended September 30, 2009 includes net losses on the sale of securities of $774,000 and $565,000, respectively, compared to net gains of $486,000 and $805,000, respectively for the same periods in 2008.  Westfield Financial incurred losses on the sale of securities of $2.2 million for both the three and nine months ended September 30, 2009, due to a loss on the sale of a single security.  The credit quality of the security had deteriorated and management opted to sell it in the third quarter of 2009.  The losses were partially offset by gains on the sale of other securities of $1.4 million and $1.6 million, respectively, for the three and nine months ended September 30, 2009.

Both the three and nine months ended September 30, 2009 includes net impairment losses of $186,000, compared to net impairment losses of $651,000 and $961,000, respectively for the same periods in 2008.  The 2009 impairment was on a single collateralized mortgage obligation and was recognized in the third quarter of 2009.  The 2008 impairment losses were primarily on preferred stock issued by Freddie Mac, which was placed into conservatorship by the United States Treasury in September 2008.

Salaries and benefits increased $155,000 to $3.8 million for the three months ended September 30, 2009 from $3.7 million for the same period in 2008.  Salaries and benefits increased $1.0 million to $11.8 million for the nine months ended September 30, 2009 from $10.8 million for the same period in 2008.  Expenses related to the defined benefit pension plan increased $184,000 and $540,000 for the three and nine months ended September 30, 2009, respectively.  The increases were due to a decline in the value of assets held by the pension plan.  Expenses related to share-based compensation increased $38,000 and $387,000 for the three and nine months ended September 30, 2009, respectively.  The increase in share-based compensation, particularly for the nine month period, was due to vesting of share-based compensation in the first quarter of 2009 for certain employees who were retirement eligible.

The FDIC insurance expense increased $78,000 to $102,000 for the three months ended September 30, 2009 from $24,000 for the same period in 2008.  The FDIC insurance expense increased $885,000 to $950,000 for the nine months ended September 30, 2009 from $65,000 for the same period in 2008.  The nine months ended September 30, 2009 includes $453,000 for a special assessment that was imposed upon all banks at June 30, 2009.

The provision for loan losses was $620,000 for the three months ended September 30, 2009 compared to $275,000 for the same period in 2008.  For the nine months ended September 30, 2009, the provision for loan losses was $2.4 million compared to $690,000 for the same period in 2008.  The factors that influenced the increase in the provision for loan losses primarily include an increase in charge-offs and the continued weakening of the local and national economy.

Net interest income increased $143,000 to $8.2 million for the three months ended September 30, 2009 compared to $8.1 million for the same period in 2008.  The net interest margin, on a tax-equivalent basis, was 2.99% for the three months ended September 30, 2009, compared to 3.29% for the same period in 2008.

For the nine months ended September 30, 2009, net interest income increased $308,000 to $24.1 million, compared to $23.8 million for the same period in 2008.  The net interest margin, on a tax-equivalent basis, was 3.07% and 3.24% for the nine months ended September 30, 2009 and 2008, respectively.

Net interest income increased primarily because of an increase in the average balance of interest-earning assets.  The average balance of interest-earning assets increased $114.0 million to $1.1 billion for the three months ended September 30, 2009.  The average balance of interest-earning assets increased $69.8 million to $1.1 billion for the nine months ended September 30, 2009.

Balance Sheet Growth

Total assets increased $152.5 million to $1.3 billion at September 30, 2009 from $1.1 billion at December 31, 2008.  Securities increased $124.0 million to $638.2 million at September 30, 2009 from $514.2 million at December 31, 2008.  The increase in securities was the result of reinvesting funds from deposits, short-term borrowings and long-term debt as discussed below.

Net loans decreased by $5.3 million to $466.8 million at September 30, 2009 from $472.1 million at December 31, 2008.  The decrease in net loans was primarily the result of a decrease in commercial and industrial loans, partially offset by an increase in commercial real estate loans and residential loans.  Commercial and industrial loans decreased $8.8 million to $145.1 million at September 30, 2009 from $153.9 million at December 31, 2008.  This was primarily the result of customers decreasing their balances on lines of credit, the charge-off of a single commercial loan relationship for $3.1 million, the majority of which was recorded in the first quarter of 2009, and normal loan payments and payoffs.   Commercial real estate loans increased $2.3 million to $226.2 million at September 30, 2009 from $223.9 million at December 31, 2008.   Residential loans increased $975,000 to $99.3 million.

Total deposits increased $66.2 million to $654.2 million at September 30, 2009 from $588.0 million at December 31, 2008.  Regular savings accounts increased $25.8 million to $93.9 million and checking accounts increased $31.1 million to $165.7 million.  The increases in both savings accounts and checking accounts were concentrated in accounts that pay a higher interest rate than comparable products.  In addition, time deposits increased $15.3 million to $342.9 million.

Short-term borrowings and long-term debt increased $51.5 million to $274.6 million at September 30, 2009.  This was primarily due to $45.5 million in new long-term debt at September 30, 2009, in the form of securities sold under agreements to repurchase and Federal Home Loan Bank borrowings.  Current interest rates permit Westfield Financial to earn a more advantageous spread by borrowing funds and reinvesting in securities.

Stockholders’ equity at September 30, 2009 and December 31, 2008 was $257.2 million and $259.9 million, respectively, which represented 20.4% and 23.4% of total assets as of September 30, 2009 and December 31, 2008, respectively.  The change in stockholders’ equity is comprised of the repurchase of 758,889 shares for $6.9 million related to the stock repurchase plan and dividends declared amounting to $8.9 million.  This was partially offset by a $6.8 million decrease in other comprehensive loss, net income of $3.5 million and share-based compensation expense of $2.4 million.

 Credit Quality

Nonperforming loans decreased $2.5 million to $6.3 million at September 30, 2009 compared to $8.8 million at December 31, 2008.  This represented 1.33% of total loans at September 30, 2009 and 1.83%, of total loans, at December 31, 2008.  The decrease in nonperforming loans was related to a single commercial manufacturing relationship of $5.5 million.  The business was sold and resulted in a charge-off of $3.1 million, the majority of which was recorded in the first quarter of 2009.

The allowance for loan losses was $7.9 million at September 30, 2009 and $8.8 million at December 31, 2008.  This represents 1.66% of total loans at September 30, 2009 and 1.83% of total loans at December 31, 2008.  At these levels, the allowance for loan losses as a percentage of nonperforming loans was 124% at September 30, 2009 and
100% at December 31, 2008.  At December 31, 2008, the allowance for loan losses included a specific valuation allowance of $2.1 million related to a manufacturing commercial loan relationship.  This amount was charged off in the first quarter of 2009 and contributed to the decrease in the allowance for loan losses and the allowance for loan losses as a percent of total loans.

Declaration of Regular and Special Dividends

James C. Hagan, Chief Executive Officer stated, “On October 27, 2009, the Board of Directors declared a regular cash dividend of $0.05 per share and a special cash dividend of $0.15 per share.  Both regular and special dividends are payable on November 25, 2009 to all shareholders of record on November 10, 2009.”

Mr. Hagan added, “The year has been challenging for the financial services industry.   While Westfield Financial has experienced pressure on earnings due to the state of the economy, the occurrences have been isolated in nature.  Our capital position and core earnings remain strong.  We have experienced strong deposit growth which is a testament to the quality service and safety that Westfield Bank provides.  Our newest branch in Feeding Hills, Massachusetts opened in the third quarter and has been well received by customers.”

The Bank is headquartered in Westfield, Massachusetts and operates through 11 banking offices in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts.  The Bank’s deposits are insured by the Federal Deposit Insurance Corporation.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this news release, which speak only as of the date made.  The Company wishes to advise readers that the Company’s actual results for future periods may differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
Selected Consolidated Statements of Income and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

INTEREST AND DIVIDEND INCOME:
Securities	$6,793	$6,424	$19,944	$20,021
Loans	6,503	6,922	19,421	20,256
Interest-bearing deposits and
other short-term investments	2	158	11	544
Total interest and dividend income	13,298	13,504	39,376	40,821

INTEREST EXPENSE:
Deposits	3,221	3,551	9,785	11,686
Short-term borrowings	78	204	271	768
Long-term debt	1,757	1,650	5,251	4,606
Total interest expense	5,056	5,405	15,307	17,060

Net interest and dividend income	8,242	8,099	24,069	23,761

PROVISION FOR LOAN LOSSES	620	275	2,360	690

Net interest and dividend income after
provision for loan losses	7,622	7,824	21,709	23,071

NONINTEREST INCOME:
Total other-than-temporary impairment losses
on securities	(1,343)	(651)	(1,343)	(961)
Portion of other-than-temporary impairment losses
recognized in accumulated other comprehensive loss	1,157	-	1,157	-
Net other-than-temporary impairment losses recognized
in income	(186)	(651)	(186)	(961)
Service charges and fees	580	605	2,023	1,768
Income from bank-owned life insurance	371	359	1,084	1,002
(Loss) gain on sales of securities, net	(774)	486	(565)	805
Loss on disposal of premises and equipment, net	-	-	(8)	-
Loss on prepayment of borrowings	-	-	(142)	-
Loss on disposal of OREO	(110)	-	(110)	-
Total noninterest income	(119)	799	2,096	2,614

NONINTEREST EXPENSE:
Salaries and employees benefits	3,817	3,662	11,800	10,759
Occupancy	632	593	1,948	1,819
Professional fees	290	356	1,210	1,203
Data processing	442	422	1,299	1,276
Stationery, supplies and postage	119	111	308	360
FDIC insurance assessment	102	24	950	65
Other	662	615	1,966	1,818
Total noninterest expense	6,064	5,783	19,481	17,300

INCOME BEFORE INCOME TAXES	1,439	2,840	4,324	8,385

INCOME TAXES	197	793	804	2,357
NET INCOME	$1,242	$2,047	$3,520	$6,028

Basic earnings per share	$0.04	$0.07	$0.12	$0.20

Weighted average shares outstanding (1)	29,330,638	29,719,961	29,522,327	29,877,284

Diluted earnings per share	$0.04	$0.07	$0.12	$0.20

Weighted average diluted shares outstanding (1)	29,591,706	30,019,924	29,791,421	30,246,927

Other Data:

Return on Average Assets (2)	0.42%	0.76%	0.41%	0.76%

Return on Average Equity (2)	1.92%	2.98%	1.82%	2.89%

Net Interest Margin (3)	2.99%	3.29%	3.07%	3.24%
_____________________________

(1)
Weighted-average shares outstanding for 2008 have been adjusted retrospectively for restricted shares that were determined to be “participating” with Financial Accounting Standards Board Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.”

(2)	Three and nine month results have been annualized.
(3)	Net interest margin is calculated on a tax-equivalent basis.

WESTFIELD FINANCIAL, INC. and SUBSIDIARIES
Selected Consolidated Balance Sheets and Other Data
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2009	2008

Cash and cash equivalents	$24,605	$56,533

Securities held to maturity, at cost	306,852	247,635
Securities available for sale, at fair value	321,356	258,143
Federal Home Loan Bank of Boston and other
restricted stock - at cost	10,003	8,456

Loans	474,665	480,931
Allowance for loan losses	7,857	8,796
Net loans	466,808	472,135

Bank-owned life insurance	37,184	36,100

Due from broker for securities sold	66,532	-

Other assets	28,297	30,054

TOTAL ASSETS	$1,261,637	$1,109,056

Total deposits	$654,190	$588,029

Short-term borrowings	55,843	49,824
Long-term debt	218,813	173,300
Due to broker for securities purchased	66,123	27,603
Other liabilities	9,491	10,381

TOTAL LIABILITIES	1,004,460	849,137

TOTAL STOCKHOLDERS’ EQUITY	257,177	259,919

TOAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,261,637	$1,109,056

Book value per share	$8.40	$8.30

Other Data:

Nonperforming loans	$6,314	$8,805

Nonperforming loans as a percentage of total assets	0.50%	0.79%

Nonperforming loans as a percentage of total loans	1.33%	1.83%

Allowance for loan losses as a percentage of nonperforming loans	124.44%	100.00%

Allowance for loan losses as a percentage of total loans	1.66%	1.83%